 As filed with the Securities and Exchange Commission on September 1, 2016
Registration No. 333-211564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apple Hospitality REIT, Inc.
(Exact name of registrant as specified in its charter)

Virginia	6798	26-1379210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin G. Knight
President and Chief Executive Officer
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, Virginia 23219
(804) 344-8121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul D. Manca Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004 (202) 637-5600	David W. Robertson McGuireWoods LLP Gateway Plaza 800 East Canal Plaza Richmond, Virginia 23219 (804) 775-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to closing of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

This Post-effective Amendment No. 1 to Apple Hospitality REIT, Inc.’s Registration Statement on Form S-4 (Registration No. 333-211564) originally filed with the Securities and Exchange Commission on May 24, 2016, as amended by Amendment No. 1 filed June 29, 2016, and Amendment No. 2 filed July 13, 2016, is being filed for the sole purpose of amending the exhibit index to include Exhibit Nos. 8.1 and 23.4 filed herewith.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Apple Hospitality REIT, Inc.’s (“Apple Hospitality”) articles of incorporation provide for the limitation or elimination of liability of Apple Hospitality’ directors and officers to Apple Hospitality or Apple Hospitality’s shareholders to the same extent permitted by the Virginia Stock Corporation Act.

The Virginia Stock Corporation Act permits, and Apple Hospitality’s articles of incorporation require, to the fullest extent permitted by Virginia law, that Apple Hospitality indemnify its officers and directors in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if such officer or director acted in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his conduct was in the best interests of the corporation or in all other cases, that his conduct was at least not opposed to its best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Virginia Stock Corporation Act requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.

Apple Hospitality’s articles of incorporation provide that Apple Hospitality must indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of Apple Hospitality or by or on behalf of Apple Hospitality’s shareholders) because such individual is or was a director or officer of Apple Hospitality or of any legal entity controlled by Apple Hospitality, or is or was a fiduciary of any employee benefit plan established at the direction of Apple Hospitality, against all liabilities and reasonable expenses incurred by such individual on account of the proceeding, provided that Apple Hospitality (excluding the indemnified party) determines in good faith that such individual’s course of conduct that caused the loss or liability was in the best interests of Apple Hospitality, and provided further that such liabilities and expenses were not incurred because of such individual’s willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination must be made that indemnification is permissible in the circumstances because the individual seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Such determination must be made in the manner provided by Virginia law for determining that indemnification of a director is permissible; provided, however, that if a majority of Apple Hospitality’s directors has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible must, at the option of the individual claiming indemnification, be made by special legal counsel agreed upon by the Apple Hospitality board and such individual.

Unless a determination has been made that indemnification is not permissible, Apple Hospitality must make advances and reimbursement for expenses incurred by any individual named above upon receipt of an undertaking from such individual to repay the same if it is ultimately determined that such individual is not entitled to indemnification. Apple Hospitality is authorized to contract in advance to indemnify its directors and officers to the extent it is required to indemnify them pursuant to the provisions described above.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of Apple Hospitality’s common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Apple Hospitality’s securities were offered or sold as to indemnification for violations of securities laws.

The rights of each individual or entity entitled to indemnification under Apple Hospitality’s articles of incorporation shall inure to the benefit of such individual’s or entity’s heirs, executors, administrators, successors or assigns. Indemnification pursuant to Apple Hospitality’s articles of incorporation shall not be exclusive of any other right of indemnification to which any individual or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than Apple Hospitality, and indemnification under policies of insurance purchased and maintained by Apple Hospitality or others. However, no individual or entity shall be entitled to indemnification by Apple Hospitality to the extent such individual or entity is indemnified by another, including an insurer.

Insofar as the foregoing provisions permit indemnification of directors or officers for liability arising under the Securities Act, Apple Hospitality has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on September 1, 2016.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Name: Justin G. Knight
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities on the dates indicated.

Name	Title	Date

/s/ Justin G. Knight
Justin G. Knight	President, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2016

/s/ Bryan F. Peery
Bryan F. Peery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 1, 2016

*
Glade M. Knight	Executive Chairman of the Board	September 1, 2016

*
Glenn W. Bunting	Director	September 1, 2016

*
Jon A. Fosheim	Director	September 1, 2016

*
Bruce H. Matson	Director	September 1, 2016

*
Daryl A. Nickel	Director	September 1, 2016

*
L. Hugh Redd	Director	September 1, 2016

* By:  /s/Bryan F. Peery
Bryan F. Peery
Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Description
2.1**
Agreement and Plan of Merger, dated as of April 13, 2016, as amended, among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc., and 34 Consolidated, Inc. (attached as Annex A to the joint proxy statement/prospectus which is part of this registration statement) (the registrant hereby agrees to furnish supplementary a copy of any omitted schedule or exhibit to the SEC upon request).

3.1
Amended and Restated Articles of Incorporation of Apple Hospitality REIT, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K (SEC File No. 000-53603) filed March 6, 2015)

3.2
Second Amended and Restated Bylaws of Apple Hospitality REIT, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (SEC File No. 001-37389) filed February 18, 2016)

5.1**	Opinion of Hogan Lovells US LLP regarding legality of Apple Hospitality REIT, Inc. common shares being registered
8.1*	Opinion of Hogan Lovells US LLP regarding tax matters
10.1
Voting Agreement, dated as of April 13, 2016 among Apple REIT Ten, Inc. Apple Hospitality REIT, Inc. and Glade M. Knight (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (SEC File No. 001-37389) filed April 14, 2016)

10.2
Termination Agreement, dated as of April 13, 2016, among Apple Ten Advisors, Inc., Apple Suites Realty Group, Inc., Apple REIT Ten, Inc. and Apple Hospitality REIT, Inc. (attached as Annex C to the joint proxy statement/prospectus which is part of this registration statement)

21.1**	Subsidiaries of Apple Hospitality REIT, Inc.
23.1**	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2**	Consent of Ernst & Young LLP, independent registered public accounting firm for Apple Hospitality REIT, Inc.
23.3**	Consent of Ernst & Young LLP, independent registered public accounting firm for Apple REIT Ten, Inc.
23.4*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page to this Registration Statement)
99.1**	Form of Proxy Card for holders of Apple Hospitality common shares
99.2**	Forms of Proxy Cards for holders of Apple Ten units and holders of Apple Ten Series B convertible preferred shares
99.3**	Consent of Citigroup Global Markets Inc.
99.4**	Consent of Robert W. Baird & Co. Incorporated

*	Filed herewith.
**	Previously filed.